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                                                                    Exhibit 99.1

                          ADVANCED GLASSFIBER YARNS LLC

                  Announces Update on Restructuring Discussions

AIKEN, SC/BUSINESS WIRE/October 1, 2002 -- Advanced Glassfiber
Yarns LLC (the "Company") announced today that it has reached an agreement on the terms of an additional amendment and forbearance agreement with its senior secured lenders under the Company's senior secured revolving credit and term loan facility.

Previously, the Company had announced that it was in discussions with its senior lenders regarding a consensual restructuring of approximately $180 million of indebtedness outstanding under such facility, and had obtained an agreement from such senior lenders to forbear from exercising rights and remedies under such facility until September 27, 2002. Under the latest amendment and forbearance agreement, the Company's senior lenders agreed, among other things, to extend the forbearance period until October 31, 2002 while the parties continue restructuring discussions. In connection with this agreement, the Company, among other things, will not be making an approximately $5.9 million scheduled principal repayment under its term loan facility that was due on September 30, 2002, and will be subject to a borrowing cap of $35 million under its revolving credit facility. The Company currently anticipates that it will have sufficient liquidity to satisfy its cash obligations in the foreseeable future including day-to-day trade obligations.

The Company also advised that it intends to use the time afforded under the latest forbearance agreement to continue restructuring discussions with an ad hoc committee of its $150 million of 9 7/8% senior subordinated notes.

The Company noted, however, that there can be no assurance that it will be successful in achieving a consensual restructuring of its senior secured or senior subordinated indebtedness, in which event, the Company will explore all viable alternatives.

Advanced Glassfiber Yarns, headquartered in Aiken, SC, is one of the largest global suppliers of glass yarns, which are a critical material used in a variety of electronic, industrial, construction and specialty applications.

All statements in this press release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with these statements, factors set forth in the Company's latest 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.